As filed with the Securities and Exchange Commission on May 4, 2020

Registration No. 333-209440

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CAROLINA FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	6022	57-1039673
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

300 United Center, 500 Virginia Street, East, Charleston, West Virginia 25301

(304) 424-8800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard M. Adams

United Bankshares, Inc.

P. O. Box 393

300 United Center

500 Virginia Street, East

Charleston, West Virginia 25301

(304) 424-8800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Pursuant to a Registration Statement on Form S-4 (File No. 333-209440), Carolina Financial Corporation, a Delaware corporation (the “Registrant”), filed with the U.S. Securities and Exchange Commission (the “Commission”) on February 9, 2016, as amended on March 4, 2016, March 24, 2016, March 28, 2016, April 4, 2016, and April 6, 2016, and declared effective by the Commission on April 7, 2016 (the “Registration Statement”), the Registrant registered the issuance of up to 509,227 shares of its common stock, $0.01 par value per share (the “Common Stock”), to the shareholders of Congaree Bancshares, Inc. (“Congaree”) upon the effectiveness of a merger of Congaree with and into the Registrant (the “Previous Merger”). The Previous Merger was effective on June 11, 2016 and, pursuant to the terms of the Agreement and Plan of Merger by and between the Registrant and Congaree, dated as of January 5, 2016, the Registrant issued 508,910 shares of Common Stock to the former shareholders of Congaree in exchange for their shares of common stock in Congaree.

On May 1, 2020, pursuant to the Agreement and Plan of Merger, dated as of November 17, 2019, by and between the Registrant and United Bankshares, Inc., a West Virginia corporation (“United”), the Registrant merged with and into United (the “Merger”), with United continuing as the surviving corporation, and as successor in interest to the Registrant.

In connection with the consummation of the Merger, the offering pursuant to the Registration Statement will have been terminated. Therefore, in accordance with the undertaking made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of its securities being registered under the Registration Statement that remain unsold at the termination of the offering, United, as the successor in interest to the Registrant, hereby amends the Registration Statement to deregister the 317 shares of Common Stock that were registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant (as successor by merger to Carolina Financial Corporation) has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parkersburg, State of West Virginia, on May 4, 2020. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

United Bankshares, Inc., a West Virginia corporation As successor by merger to Carolina Financial Corporation, a Delaware corporation

/s/ W. Mark Tatterson
W. Mark Tatterson
Executive Vice President and Chief Financial Officer